Exhibit 10.6

ZEV VENTURES INCORPORATED.

September 28, 2018

Mr. Stewart Kantor

Re:  Employment Agreement

Dear Mr. Kantor:

This letter agreement (the “Letter Agreement”) constitutes an offer of employment on behalf of Zev Ventures Incorporated, a Nevada corporation (the “Company”) to the undersigned individual (the “Executive” or “Employee”). Subject to your acceptance this Letter Agreement shall commence upon the date of this Letter Agreement (the “Effective Date”). The terms of this offer are as set forth below:

1.            Position. The Executive shall serve as the Company’s President. The Executive’s responsibilities shall be determined by board of directors of the Company. The Executive shall devote his full time, attention and ability to the business of the Company, shall well and faithfully serve the Company, and shall use his best efforts to promote the interests of the Company. His duties shall include all those duties customarily performed by the President. The Executive understands that his duties may involve significant travel from his place of employment (both within and outside the country in which that place is located), and he agrees to travel as reasonably required in order to fulfill his duties.

The Executive agrees that he shall not accept any other appointments to the board of directors of any other entity without first obtaining the written approval of Company, which approval shall not be unreasonably withheld.

2.            Compensation In connection with Executive’s employment, the Company will pay the following salary and other compensation:

(a)          Salary. Executive will be paid a base salary at the annual rate of $200,000.00 (“Base Salary”), payable in accordance with the Company’s standard payroll practices.

(b)          Other Compensation. Executive will be eligible to participate in the benefit plans established for Company employees, including group life, health, and dental coverage (“Plan Benefits”); in each case to the same extent and in the same manner as other similarly situated executives.

(c)          Right to Change Plans. Nothing in this letter will be construed to limit, condition or otherwise encumber the Company’s right to amend, discontinue, substitute or maintain any employee benefits plan, program or perquisite.

(d)         Vacation/Paid Holidays. Executive shall accrue vacation at the rate of 21 days for each calendar year, subject to the terms of the Company’s vacation policy. Executive shall be compensated at the usual rate of base compensation for any vacation and shall also be entitled to paid Company Holidays as generally given by the Company. Company Holidays are currently defined as New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving Day, Christmas Day, and two floating holidays each year - one of which is Company designated and the second which is by employee choice.

All payments in this Section 2 shall be subject to all required federal, state, and local withholding taxes.

3.            Expense Reimbursement. Executive shall be entitled to reimbursement for ordinary, necessary and reasonable out-of-pocket trade or business expenses incurred in connection with performance of duties under this Letter Agreement. The reimbursement of all such expenses shall be made upon presentation of evidence reasonably satisfactory to the Company of the amounts and nature of such expenses and shall be subject to the reasonable approval of the Company’s executive officers or Board of Directors.

4.            Additional Agreements; Non-compete; Non-solicitation. Executive is expected to abide by Company rules and regulations, including its social media policy and insider trading policy, from time to time in force which are brought to his notice. Executive will be specifically required to sign an acknowledgement that he has read and understands the Company’s social media policy. He will also be expected to sign and comply with the Employment, Non-competition, Confidential Information and Intellectual Property Assignment Agreement attached as Exhibit B, which requires, among other things, the assignment of rights to any intellectual property made during Executive’s association with the Company, and non-disclosure of proprietary information.

5.            At-Will Employment. Executive’s employment with the Company will be “at will,” meaning that both he and the Company will be entitled to terminate his employment at any time and for any reason, with or without cause. Any contrary representations that may have been made are superseded by this Letter Agreement. This is the full and complete agreement between Executive and the Company regarding his employment. Although Executive’s job duties, title, compensation and benefits, as well as the Company’s human resources policies and procedures, may change from time to time, the “at will” nature of his employment may only be changed in an expressed written agreement signed by Executive and a duly authorized officer of the Company.

(a)          Termination for Cause. The Company may terminate Executive’s employment at any time for Cause. As used herein, “Cause” is defined to mean (I) if Executive has been convicted of, or has pleaded guilty or nolo contendere to, any felony or a crime involving moral turpitude; (II) if Executive has engaged in willful misconduct or materially failed or refused to perform the duties reasonably assigned or has performed such duties with evidenced gross negligence or has breached any terms or conditions of his agreements with the Company, and, following 10 days written notice of such conduct, failed to cure it; or (III) if Executive has committed any fraud, embezzlement, misappropriation of funds, breach of fiduciary duty or other act of dishonesty against the Company. Upon termination for Cause, the Company will pay Executive his (i) Base Salary accrued through the date of termination, (ii) accrued and unused vacation through the date of termination, (iii) any unreimbursed business expenses incurred through the date of termination (and otherwise payable in accordance with the Company’s expense reimbursement policy), and (iv) all benefits accrued and vested through the date of termination pursuant to the Company’s employee benefit plans in which he then participated (the “Accrued Obligations”) up to the date of the notice of termination, which date shall be for all purposes of this Letter Agreement the date of termination of Executive’s employment. The Company will not have any other compensation obligations to Executive.

(b)          Termination other than Death or Cause. The Company may terminate Executive’s employment for any reason not described in Section 5(a), including Disability, at any time by giving written notice thereof, and the date on which he received such notice will be his date of termination. Upon such a termination, the Company will provide him with the compensation described in Section 6.

“Disability” means an injury, or physical or mental illness or incapacity of such character as to substantially disable Executive from performing his duties hereunder for a period of more than (6) months in the aggregate during any twelve (12) month period.

(c)          Constructive Termination. Executive may terminate his employment for Constructive Termination (as defined below) by giving the Company written notice thereof 30 days in advance of such effective date, which effective date shall be the date of termination; provided, however, in the event he fails to give such notice within 90 days after the occurrence of an event constituting Constructive Termination, he will be deemed to have waived his right to terminate employment for Constructive Termination. Upon such a termination, the Company will provide Executive with the compensation described in Section 6. Absent Executive’s expressed agreement to the contrary, the term “Constructive Termination” means:

(i)         a reduction in Executive’s Base Salary;

(ii)        if Executive is subjected to discrimination, harassment or abuse as a result of race, color, religion, creed, sex, age, national origin, sexual orientation or disability;

(iii)       a failure of a successor of the Company to assume the obligations of this agreement;

(iv)       a material breach by the Company of this agreement;

provided that, in each such case, the Company has 15 days following receipt of such written notice from Executive to cure. For purposes of this Section, an isolated, immaterial and inadvertent action not taken in bad faith by the Company that is remedied by the Company promptly after receipt of written notice thereof given by Executive will not be considered Constructive Termination.

(d)          Voluntary Termination. Executive may terminate his employment at any time for a reason other than Constructive Termination, and the effective date of termination will be the date on which such notice is received by the Company. The Company will pay Executive the Accrued Obligations through the date of termination. The Company will have no other obligations to Executive.

(e)          Board. The termination of Executive’s employment hereunder for any reason shall automatically be deemed as Executive’s resignation from the Board of Directors of the Company and any affiliates without any further action, except when the Board shall, in writing, request a continuation of duty as a Director in its sole discretion.

6.            Severance Compensation. Notwithstanding the above if (i) Executive is terminated by the Company without Cause, (ii) Executive terminates his employment due to Constructive Termination, or (iii) Executive’s employment terminates as a result of his Disability, the Company will provide Executive the following compensation:

(a)          The Company will pay Executive (i) the Accrued Obligations through the date of termination, and (ii) Executive’s continued Base Salary and Plan Benefits on a monthly basis for a period of twelve (12) months, following the date of termination. If Executive is eligible to receive disability payments pursuant to a disability insurance policy paid for by the Company, Executive shall assign such benefits to the Company for all periods as to which he is receiving payment under this Letter Agreement.

(b)          The provision of the foregoing severance is conditioned upon receipt from Executive of a signed general release and non-disparagement agreement (the “Waiver and Release of Claims” in the form attached hereto as Exhibit A) and Executive’s continued compliance with the terms of this Letter Agreement.

7.            Termination by Virtue of Death. In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies, pay to Executive’s legal representatives the Accrued Obligations and any vested benefits that Executive or his estate, may be entitled to receive under any Company disability or insurance plan or other applicable employee benefit plan.

8.            Outside Activities During Employment; No Conflicting Obligations. In addition to any obligations contained in the Employment, Non-competition, Confidential Information and Intellectual Property Assignment Agreement attached as Exhibit B so long as Executive renders services to the Company, he will not assist any person or organization in competing with the Company, or in preparing to compete with the Company. Executive represents and warrants to the that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Letter Agreement. Executive represents and warrants that he will not use or disclose, in connection with his employment with the Company, any trade secrets or other proprietary information or intellectual property in which he or any other person has any right, title or interest and that his employment will not infringe or violate the rights of any other person. Executive represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employer.

9.            Withholding Taxes. All forms of compensation referred to in this Letter Agreement are subject to reduction to reflect applicable withholding and payroll taxes.

10.          Entire Agreement. This Letter Agreement and the agreements referred to in this Letter Agreement contain all of the terms of Executive’s employment with the Company and supersede any prior understandings or agreements, whether oral or written, between he and the Company.

11.          Amendment. This Letter Agreement may not be amended or modified except by an expressed written agreement signed by Executive and a duly authorized officer of the Company.

12.          Dispute Resolution; Governing Law.

(a)          This Letter Agreement shall be construed and enforced in accordance with the internal laws of the State of Nevada applicable to contracts wholly executed and performed therein without regard to any conflicts of laws rules.

(b)          If any dispute between the parties arising under this Letter Agreement cannot reasonably be resolved by the Parties through mutual negotiation, the Parties hereto agree that the claim or dispute including the arbitrability of the Letter Agreement will be submitted to and decided by binding arbitration under the Commercial Rules of the American Arbitration Association, except to the extent that the Commercial Rules conflict with this provision, in which event, this Letter Agreement shall control. This arbitration provision shall not limit the right of either Party prior to or during any such Dispute to seek, use, and employ ancillary, or preliminary rights and/or remedies, judicial or otherwise, for the purpose of maintaining the status quo until such time as the arbitration award is rendered or the Dispute is otherwise resolved. Within ten (10) calendar days of service of a Demand for Arbitration, the Parties shall agree upon a sole arbitrator, or if a sole arbitrator cannot be agreed upon within ten (10) calendar days, then either Party may apply to any judge in any court of competent jurisdiction in the city of Santa Clara County, California for appointment of the arbitrator. The arbitrator(s) shall have the authority only to award equitable relief and compensatory damages and shall not have the authority to award punitive damages or other non-compensatory damages. The arbitrator shall have the right to award costs including expenses and attorneys’ fee incurred in connection with these dispute resolution procedures and the fees, expenses and costs incurred by the arbitrator. The decision of the arbitrator(s) shall be final and binding and may not be appealed. Any party may apply to any court having jurisdiction to enforce the decision of the arbitrator(s) and to obtain a judgment thereon. All arbitration proceedings held pursuant to this Letter Agreement shall be held in Sunnyvale, California. The discovery provision of the California Rules of Civil Procedure in effect at the time of arbitration shall be deemed incorporated herein for the purpose of such arbitration proceedings. Either Party, at its sole discretion, may consolidate an arbitration conducted under this Letter Agreement with any other arbitration to which it is a party provided that (i) the arbitration agreement governing the other arbitration permits consolidation, (ii) the arbitrations to be consolidated substantially involve common questions of law or fact, and (iii) the arbitrations employ materially similar procedural rules and methods for selecting arbitrator(s). This agreement to arbitrate waives any right to trial by jury.

(c)          Equitable Remedies. Each of the Company and Executive agree that disputes relating to or arising out of a breach of the covenants contained in this Letter Agreement would likely require injunctive relief to maintain the status quo of the parties pending the appointment of an arbitrator pursuant to this Letter Agreement. The parties hereto also agree that it would be impossible or inadequate to measure and calculate the damages from any breach of the covenants contained in this Letter Agreement prior to resolution of any dispute pursuant to arbitration. Accordingly, if either party claims that the other party has breached any covenant of this Intellectual Property Agreement, that party will have available, in addition to any other right or remedy, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and/or to specific performance of any such provision of this Letter Agreement pending resolution of the dispute through arbitration. The parties further agree that no bond or other security shall be required in obtaining such equitable relief and hereby consents to the issuance of such injunction and to the ordering of specific performance. However, upon appointment of an arbitrator, the arbitrator shall review any interim, injunctive relief granted by a court of competent jurisdiction and shall have the discretion, jurisdiction, and authority to continue, expand, or dissolve such relief pending completion of the arbitration of such dispute or controversy. The parties agree that any orders issued by the arbitrator may be enforced by any court of competent jurisdiction if necessary to ensure compliance by the parties.

13.          Code Section 409 This Letter Agreement is intended to comply with Section 409A of the Internal Revenue Code, and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administratively administered accordingly. Executive hereby agrees that the Company may, without further consent from Executive, make the minimum changes to this Letter Agreement as may be necessary or appropriate to avoid the imposition of additional taxes or penalties on him pursuant to Section 409A of the Code. The Company cannot guarantee that the payments and benefits that may be paid or provided pursuant to this Letter Agreement will satisfy all applicable provisions of Section 409A of the Code. In the case of any reimbursement payment which is required to be made promptly under this Letter Agreement, such payment will be made in all instances no later than December 31, of the calendar year following the calendar year in which the obligation to make such reimbursement arises. Notwithstanding the foregoing, if any payments or benefits under this Letter Agreement become subject to Section 409A of the Code, then for the purpose of complying therewith, to the extent such payments or benefits do not satisfy the separation pay exemption described in Treasury Regulation § 1.409A-1(b)(9)(iii) or any other exemption available under Section 409A of the Code (the “Non-Exempt Payments”), if Executive is a specified employee as described in Treasury Regulation § 1.409A-1(i) on the date of termination, any amount of such Non-Exempt Payments which would be paid prior to the six-month anniversary of the date of termination shall instead be accumulated and paid in a lump sum payment within five (5) business days after such six-month anniversary.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

This Letter Agreement shall be deemed effective when signed below by the Executive.

Very truly yours,

ZEV VENTURES INCORPORATED.

By:	/s/ Eric Brock

Name:	Eric Brock

Title:	Chief Executive Officer

I have read and accept this employment offer:

/s/ Stewart Kantor
Stewart Kantor

Dated: September 28, 2018

EXHIBIT A

ZEV VENTURES INCORPORATED

Waiver and Release of Claims

I understand that this Release Agreement (“Release”), constitutes the complete, final and exclusive embodiment of the entire agreement between Zev Ventures Incorporated (the “Company”) and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein.

In consideration of benefits I will receive under my employment agreement with the Company, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, attorneys, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with, or service as a director of, the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of my employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other equity or ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Release (provided that I have returned it to the Company by such date).

I acknowledge that in certain States the laws provide language similar to the following: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company, its affiliates, and the entities and persons specified above.

[Signature Page to Waiver and Release of Claims]

I will not in any way publicly disparage, call into disrepute, defame, slander or otherwise criticize the Company or such its subsidiaries, affiliates, successors, assigns, officers, directors, employees, shareholders, agents, attorneys or representatives, or any of their products or services, in any manner that would damage the business or reputation of the Company, their products or services or their subsidiaries, affiliates, successors, assigns, officers, directors, employees, shareholders, agents, attorneys or representatives.

Employee

Date:

EXHIBIT B

ZEV VENTURES INCORPORATED

Employment, Non-Competition, Confidential Information and Intellectual Property Assignment Agreement

As a condition of my employment with Zev Ventures Incorporated, its subsidiaries, affiliates, successors or assigns (together, the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I (sometimes referred to as the “Second Party”) agree to the following terms under this Employment, Confidential Information and Intellectual Property Assignment Agreement (the “Intellectual Property Agreement”):

1.           Employment.

(a)          I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes “at-will” employment. I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice.

(b)          I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of my employment.

(c) “Competitive Business” means any business that supplies products or services competitive with those then supplied by the Company or which the Company was contemplating supplying when the Employee was employed by the Company.

“Employment Period” means the period during which the Employee is employed by the Company.

“Termination Date” means the date that the Employee’s employment with the Company is terminated, for any reason, in accordance with the Letter Agreement.

Non-Competition. I acknowledge that employment by the Company will give me access to the Confidential Information, and that my knowledge of the Confidential Information will enable me to put the Company at a significant competitive disadvantage if I am employed or engaged by or become involved in a Competitive Business. Accordingly, during the Employment Period and for one year after the Termination Date I will not, directly or indirectly, individually or in partnership or in conjunction with any other Person:

(i) be engaged, directly or indirectly, in any manner whatsoever, including, without limitation, either individually or in partnership, jointly or in conjunction with any other person, or as an employee, consultant, adviser, principal, agent, member or proprietor in any Competitive Business;

(ii) be engaged, directly or indirectly, in any manner whatsoever, including, without limitation, either individually or in partnership, jointly or in conjunction with any other person, or as an employee, consultant, adviser, principal, agent, member or proprietor in any Competitive Business in a capacity in which the loyal and complete fulfilment of my duties to that Competitive Business would (i) inherently require that I use, copy or transfer Confidential Information, or (ii) make beneficial any use, copy or transfer of Confidential Information; or

(iii) advise, invest in, lend money to, guarantee the debts or obligations of, or otherwise have any other financial or other interest (including an interest by way of royalty or other compensation arrangements) in or in respect of any Person which carries on a Competitive Business.

The restriction in this Subsection 1(c) will not prohibit me from holding not more than 5% of the issued shares of a public company listed on any recognized stock exchange or traded on any bona fide “over the counter” market anywhere in the world.

2.           Confidential Information.

(a)          Company Information. I agree at all times during the term of my employment (my “Relationship with the Company”) and thereafter to hold in strictest confidence, and not to use except for the benefit of the Company or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers and suppliers of the Company on whom I called or with whom I became acquainted during the term of my Relationship with the Company), markets, works of original authorship, photographs, negatives, digital images, software, computer programs, know-how, ideas, developments, inventions (whether or not patentable), processes, formulas, technology, designs, drawings, engineering, hardware configuration information, forecasts, strategies, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation or inspection of parts or equipment. Notwithstanding the foregoing, I further understand that Confidential Information will not include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the Company to the Second Party through no action or inaction of the Second Party; (iii) is already in the possession of the Second Party at the time of disclosure as shown by the Second Party’s files and records prior to the time of disclosure; (iv) is obtained by the Second Party from a third party without a breach of such third party’s obligations of confidentiality; (v) is independently developed by the Second Party without use of or reference to the Company’s Confidential Information, as shown by documents and other competent evidence in the Second Party’s possession; or (vi) is required by law to be disclosed by the Second Party, provided that such party will give the Company written notice of such requirement prior to disclosing so that the Company may seek a protective order or other appropriate relief.

(b)          Other Employer Information. I agree that I will not, during my Relationship with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c)          Third Party Information. I recognize that the Company has received and, in the future, will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3.            Intellectual Property.

(a)          Assignment of Intellectual Property. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any original works of authorship, inventions, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the service of the Company (collectively referred to as “Intellectual Property”) and which (i) are developed using the equipment, supplies, facilities or Confidential Information of the Company, (ii) result from or are suggested by work performed by me for the Company, or (iii) relate to the business, or to the actual or demonstrably anticipated research or development of the Company. The Intellectual Property will be the sole and exclusive property of the Company. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. To the extent any Intellectual Property is not deemed to be work for hire, then I will and hereby do assign all my right, title and interest in such Intellectual Property to the Company, except as provided in Section 3(e).

(b)          Exception to Assignments. I understand that the provisions of this Intellectual Property Agreement requiring assignment of Intellectual Property to the Company are limited to Section 2870 of the California Labor Code, which is attached hereto as Appendix A, and do not apply to any intellectual property that (i) I develop entirely on my own time; and (ii) I develop without using Company equipment, supplies, facilities, or trade secret information; and (iii) do not result from any work performed by me for the Company; and (iv) do not relate at the time of conception or reduction to practice to the Company’s current or anticipated business, or to its actual or demonstrably anticipated research or development. Any such intellectual property will be owned entirely by me, even if developed by me during the time period in which I am employed by the Company. I will advise the Company promptly in writing of any intellectual property that I believe meet the criteria for exclusion set forth herein and are not otherwise disclosed pursuant to Section 3(a) above.

(c)          Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Intellectual Property and any copyrights, patents or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Intellectual Property, and any copyrights, patents or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Intellectual Property Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my assistance in perfecting the rights transferred in this Intellectual Property Agreement, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me. The designation and appointment of the Company and its duly authorized officers and agents as my agent and attorney in fact shall be deemed to be coupled with an interest and therefore irrevocable.

(d)          Maintenance of Records. I agree to keep and maintain adequate and current written records of all Intellectual Property made by me (solely or jointly with others) during the term of my Relationship with the Company. The records will be in the form of notes, sketches, drawings, and works of original authorship, photographs, negatives, digital images or any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(e)          Intellectual Property Retained and Licensed. I provide below a list of all original works of authorship, inventions, developments, improvements, and trade secrets which were made by me prior to my Relationship with the Company (collectively referred to as “Prior Intellectual Property”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there is no such Prior Intellectual Property. If in the course of my Relationship with the Company, I incorporate into Company property any Prior Intellectual Property owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Intellectual Property as part of or in connection with such Company property.

Prior Intellectual Property:

Identifying Number
Title	Date	or Brief Description

(f)          Exception to Assignments. I understand that the provisions of this Intellectual Property Agreement requiring assignment of Intellectual Property to the Company do not apply to any intellectual property that (i) I develop entirely on my own time; and (ii) I develop without using Company equipment, supplies, facilities, or trade secret information; and (iii) do not result from any work performed by me for the Company; and (iv) do not relate at the time of conception or reduction to practice to the Company’s current or anticipated business, or to its actual or demonstrably anticipated research or development. Any such intellectual property will be owned entirely by me, even if developed by me during the time period in which I am employed by the Company. I will advise the Company promptly in writing of any intellectual property that I believe meet the criteria for exclusion set forth herein and are not otherwise disclosed pursuant to Section 3(d) above.

(g)          Return of Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all works of original authorship, photographs, negatives, digital images, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my Relationship with the Company or otherwise belonging to the Company, its successors or assigns. In the event of the termination of my Relationship with the Company, I agree to sign and deliver the “Termination Certificate” attached hereto as Appendix B.

4.           Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer or consulting client about my rights and obligations under this Intellectual Property Agreement.

5.           No Solicitation of Employees. In consideration for my Relationship with the Company and other valuable consideration, receipt of which is hereby acknowledged, I agree that during the period of my Relationship with the Company as an Executive, officer and/or director and for a period of twelve (12) months thereafter I shall not solicit the employment of any person who shall then be employed by the Company (as an employee or consultant) or who shall have been employed by the Company (as an employee or consultant) within the prior twelve (12) month period, on behalf of myself or any other person, firm, corporation, association or other entity, directly or indirectly.

6.           No Solicitation of Clients and Suppliers. I acknowledge the importance to the business carried on by the Company of the client and supplier relationships developed by it and the unique opportunity that my employment and my access to the Confidential Information offers to interfere with these relationships. Accordingly, I will not during my Employment Period and for a period of one year thereafter directly or indirectly, contact or solicit or accept unsolicited business from any person who I know to be a prospective, current or former client or supplier of Company for the purpose of selling to the client or buying from the supplier any products or services that are the same as or substantially similar to, or in any way competitive with, the products or services sold or purchased by Company during my employment or at the end thereof, as the case may be.

7.           Representations. I represent that my performance of all the terms of this Intellectual Property Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my Relationship with the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Intellectual Property Agreement.

8.           Arbitration and Equitable Relief.

(a)          Arbitration. If any dispute between the parties arising under this Agreement cannot reasonably be resolved by the Parties through mutual negotiation, the Parties hereto agree that the claim or dispute including the arbitrability of the Agreement will be submitted to and decided by binding arbitration under the Commercial Rules of the American Arbitration Association, except to the extent that the Commercial Rules conflict with this provision, in which event, this Agreement shall control. This arbitration provision shall not limit the right of either Party prior to or during any such Dispute to seek, use, and employ ancillary, or preliminary rights and/or remedies, judicial or otherwise, for the purpose of maintaining the status quo until such time as the arbitration award is rendered or the Dispute is otherwise resolved. Within ten (10) calendar days of service of a Demand for Arbitration, the Parties shall agree upon a sole arbitrator, or if a sole arbitrator cannot be agreed upon within ten (10) calendar days, then either Party may apply to any judge in any court of competent jurisdiction in city of Santa Clara County, State of California for appointment of the arbitrator. The arbitrator(s) shall have the authority only to award equitable relief and compensatory damages and shall not have the authority to award punitive damages or other non-compensatory damages. The arbitrator shall have the right to award costs including expenses and attorneys’ fee incurred in connection with these dispute resolution procedures and the fees, expenses and costs incurred by the arbitrator. The decision of the arbitrator(s) shall be final and binding and may not be appealed. Any party may apply to any court having jurisdiction to enforce the decision of the arbitrator(s) and to obtain a judgment thereon. All arbitration proceedings held pursuant to this Agreement shall be held in city of Sunnyvale, California. The discovery provision of the California Rules of Civil Procedure in effect at the time of arbitration shall be deemed incorporated herein for the purpose of such arbitration proceedings. Either Party, at its sole discretion, may consolidate an arbitration conducted under this Agreement with any other arbitration to which it is a party provided that (i) the arbitration agreement governing the other arbitration permits consolidation, (ii) the arbitrations to be consolidated substantially involve common questions of law or fact, and (iii) the arbitrations employ materially similar procedural rules and methods for selecting arbitrator(s). This agreement to arbitrate waives any right to trial by jury.

(b)          Equitable Remedies. Each of the Company and I agree that disputes relating to or arising out of a breach of the covenants contained in this Intellectual Property Agreement would likely require injunctive relief to maintain the status quo of the parties pending the appointment of an arbitrator pursuant to this Intellectual Property Agreement. The parties hereto also agree that it would be impossible or inadequate to measure and calculate the damages from any breach of the covenants contained in this Intellectual Property Agreement prior to resolution of any dispute pursuant to arbitration. Accordingly, if either party claims that the other party has breached any covenant of this Intellectual Property Agreement, that party will have available, in addition to any other right or remedy, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and/or to specific performance of any such provision of this Intellectual Property Agreement pending resolution of the dispute through arbitration. The parties further agree that no bond or other security shall be required in obtaining such equitable relief and hereby consents to the issuance of such injunction and to the ordering of specific performance. However, upon appointment of an arbitrator, the arbitrator shall review any interim, injunctive relief granted by a court of competent jurisdiction and shall have the discretion, jurisdiction, and authority to continue, expand, or dissolve such relief pending completion of the arbitration of such dispute or controversy. The parties agree that any orders issued by the arbitrator may be enforced by any court of competent jurisdiction if necessary to ensure compliance by the parties.

9.           General Provisions.

(a)          Governing Law; Consent to Personal Jurisdiction. This Intellectual Property Agreement will be governed by the laws of the State of Delaware as they apply to contracts entered into and wholly to be performed within such State. Subject to section 8(a) I hereby expressly consent to the nonexclusive personal jurisdiction and venue of the state and federal courts in Santa Clara County, California for any lawsuit filed there by either party arising from or relating to this Intellectual Property Agreement.

(b)          Entire Agreement. This Intellectual Property Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Intellectual Property Agreement, nor any waiver of any rights under this Intellectual Property Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Intellectual Property Agreement.

(c)          Severability. If one or more of the provisions in this Intellectual Property Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

10.          Successors and Assigns. This Intellectual Property Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Employment, Confidential Information and Intellectual Property Assignment Agreement as of September 28, 2018.

By:	/s/ Stewart Kantor

Name:	Stewart Kantor

Address:

WITNESS

By:	/s/ Menashe Shahar

Name:	Menashe Shahar

Address:

APPENDIX A

California Labor Code Section 2870. Application of provision that employee shall assign or offer to assign rights in invention to employer.

(a)          Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)          Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2)          Result from any work performed by the employee for the employer.

(b)          To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

APPENDIX B

ZEV VENTURES INCORPORATED

Termination Certificate

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Zev Ventures Incorporated, its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s Employment, Confidential Information and Intellectual Property Assignment Agreement signed by me (the “Intellectual Property Agreement”), including the reporting of any Intellectual Property (as defined therein), conceived or made by me (solely or jointly with others) covered by the Intellectual Property Agreement.

I further agree that, in compliance with the Intellectual Property Agreement, I have returned or expunged all Confidential Information and will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

Date:
(Signature)